Exhibit 5.1

November 5, 2024

EchoStar Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112

Re: 6.75% Senior Secured Notes due 2030 and 3.875% Convertible Secured Notes due 2030

Ladies and Gentlemen:

We have acted as New York counsel to (i) EchoStar Corporation, a Nevada corporation (“EchoStar”) and (ii) the guarantors named in (1) Part A of Schedule I (the “Delaware Guarantors”), (2) Part B of Schedule I (the “Colorado Guarantors”), and (3) Part C of Schedule I (the “UK Guarantor” and together with the Delaware Guarantors and the Colorado Guarantors, the “Guarantors”), in connection with EchoStar’s offer to exchange (the “Exchange Offers”) (x) any and all of the 0% Convertible Notes due 2025 (the “DISH Network 2025 Notes”) issued by DISH Network Corporation, a Nevada corporation (“DISH Network”) and (y) any and all of the 3.375% Convertible Notes due 2026 (the “DISH Network 2026 Notes,” together with the DISH Network 2025 Notes, the “Existing Notes”) issued by DISH Network for (i) up to $2,381,000,000 aggregate principal amount of 6.75% Senior Secured Notes due 2030 to be issued by EchoStar and guaranteed by the Guarantors (the “EchoStar Exchange Notes”) and (ii) up to $1,950,000,000 aggregate principal amount of 3.875% Convertible Secured Notes due 2030 (the “EchoStar Convertible Notes” and together with the EchoStar Exchange Notes, the “EchoStar Notes”) to be issued by EchoStar and guaranteed by the Guarantors, pursuant to a registration statement on Form S-4 (as amended, or supplemented the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The EchoStar Exchange Notes and the related Exchange Notes Guarantees (as defined below) will be issued pursuant to the terms of an indenture (the “EchoStar Exchange Notes Indenture”) to be entered into among EchoStar, the Delaware Guarantors, the other guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). The EchoStar Exchange Notes will be guaranteed by the Delaware Guarantors (the “Exchange Notes Delaware Guarantees”) and the other guarantors named in the pursuant to the terms of the EchoStar Indenture. The EchoStar Convertible Notes and the related Convertible Guarantees (as defined below) will be issued pursuant to the terms of an indenture (the “EchoStar Convertible Notes Indenture” and together with the EchoStar Exchange Notes Indenture, the “EchoStar Indentures”) to be entered into among EchoStar, the Delaware Guarantors, the other guarantors named therein, the Trustee and the Collateral Agent. The EchoStar Convertible Notes will be guaranteed by the Delaware Guarantors (the “Convertible Notes Guarantees” and together with the Exchange Notes Delaware Guarantees, the “Guarantees”) and the other guarantors named in the pursuant to the terms of the EchoStar Convertible Notes Indenture.

In connection with our opinions expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of EchoStar and the Guarantors as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(i)	the form of EchoStar Exchange Notes Indenture;

(ii)	the form of EchoStar Convertible Notes Indenture;

(iii)	the form of EchoStar Exchange Notes included in the EchoStar Exchange Notes Indenture;

(iv)	the form of EchoStar Convertible Notes included in the EchoStar Convertible Notes Indenture;

(v)	the form of Exchange Notes Delaware Guarantees included in the EchoStar Exchange Notes Indenture;

(vi)	the form of Convertible Notes Guarantees included in the EchoStar Convertible Notes Indenture;

(vii)	a copy of the Certificate of Formation of each Delaware Guarantor, certified by the Secretary of State of the State of Delaware on October 8, 2024;

(viii)	a copy of the LLC Agreement of each Delaware Guarantor as in effect on November 4, 2024;

(ix)	a copy of the resolutions of the members of each Delaware Guarantor adopted on October 9, 2024; and

(x)	the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon certificates of public officials and, as to any facts material to our opinions, upon certificates of officers of the parties and the representations of the parties. In rendering such opinions, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, and the accuracy and completeness of all public records examined by us and the accuracy of English translations of all documents originally in other languages.

In considering documents executed by EchoStar Corporation, the Colorado Guarantors, the UK Guarantors or parties other than the Delaware Guarantors, we have assumed (a) that the EchoStar Corporation, the Colorado Guarantors, the UK Guarantors had the power, corporate or other, and authority to enter into and perform all their obligations thereunder, (b) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof in accordance with their respective terms and (c) that the Trustee is in compliance generally and with respect to acting as trustee under the Indentures, with all applicable laws and regulations.

In rendering the opinion contained herein, we have assumed that: (i) each party has the power, corporate or other, and authority to enter into and perform all their obligations under the documents that will be executed by such party and the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof; (ii) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the EchoStar Notes and Guarantees thereunder); (iii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iv) EchoStar will issue and deliver the EchoStar Notes and the Guarantors will issue and deliver the Guarantees in the manner contemplated by the Registration Statement; (v) the resolutions authorizing (x) EchoStar to issue, offer and sell the EchoStar Notes have been adopted by the board of directors of EchoStar (or an authorized committee thereof) and will be in full force and effect at all times at which the EchoStar Notes are offered or sold by EchoStar and (y) each Guarantor approving the Guarantees of the EchoStar Notes have been adopted by the member of the applicable Guarantor and will be in full force and effect at all times at which the EchoStar Notes are offered or sold by EchoStar; and (vi) all the EchoStar Notes and Guarantees will be in substantially the form attached to the applicable EchoStar Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon EchoStar or the Guarantors.

We have further assumed that the EchoStar Notes and Guarantees will be delivered by EchoStar and the Guarantors in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the EchoStar Notes have been duly authorized by all necessary corporate action, executed, issued and delivered by EchoStar and authenticated by the Trustee and Collateral Agent in accordance with the provisions of the EchoStar Notes and exchanged for the applicable Existing Notes in accordance with the terms of the Exchange Offers as set forth in the Registration Statement, (a) the EchoStar Notes will constitute valid and binding obligations of EchoStar enforceable against EchoStar in accordance with their terms and (b) the Guarantees will constitute valid and binding obligations of each Guarantor enforceable against such Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of EchoStar and the Guarantors are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality), (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed above are limited to questions arising under the law of the State of New York. We do not express any opinion as to the laws of any other jurisdiction. Various issues concerning the laws of the State of Nevada and the State of Colorado, as applicable, and the laws of England and Wales are addressed in the opinions of Brownstein Hyatt Farber Schreck, LLP and White & Case LLP (UK), respectively, which are filed as exhibits to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with EchoStar’s consent, assumed such matters.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for EchoStar and the Delaware Guarantors appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

AJE: JM: GK: EM: BM: CH: CH

Schedule I

Guarantors

A.	Delaware Guarantors

a.	Northstar Wireless, LLC

b.	SNR Wireless LicenseCo, LLC

c.	Northstar Spectrum LLC

d.	SNR Wireless HoldCo, LLC

B.	Colorado Guarantors

a.	Gamma Acquisition L.L.C.

b.	Gamma Acquisition HoldCo, L.L.C.

c.	DBSD Corporation

C.	UK Guarantor

a.	DBSD Services Limited

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